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                                                                      EXHIBIT 99

NEWS RELEASE

                       FOR: EQUITY MARKETING, INC.

                       APPROVED BY:  Ken Fisher
                                     Chief Financial Officer
                                     (310) 887-4300

                       CONTACT:      Morgen-Walke Associates, Inc.
                                     Doug Sherk, Suzanne Craig, Lisa Laukkanen
                                     (415) 296-7383
                                     Emily Dupree, Andrew Cella
                                     (212) 850-5698
FOR IMMEDIATE RELEASE


                       EQUITY MARKETING ACQUIRES EPI GROUP

LOS ANGELES, CA/September 19, 1996 -- Equity Marketing, Inc. (Nasdaq: EMAK) today announced the acquisition of EPI Group Limited, a privately held designer, developer, producer and marketer of promotional and retail toys and other products. Under terms of the agreement, Equity Marketing completed the acquisition for approximately $2.9 million in cash plus potential additional cash consideration based upon the results of EPI's operations during the three-year period ending December 31, 1999. The acquisition will be accounted for as a purchase and is expected to positively impact Equity Marketing's 1996 earnings per share. Based on year-to-date revenue and current contracts, EPI's operations are expected to generate revenue, on a stand-alone basis, of approximately $10 million in 1996.

         EPI operates in two primary business areas. In promotions, EPI has established a relationship with the Shell Oil Products Company as a promotional products designer/supplier with particular focus on Shell's motor sports activities. The Company maintains an office in Charlotte, North Carolina, and is a growing participant in merchandising related to NASCAR and Indy car racing. In their retail business, EPI has focused on quality, nature-related toys, activity kits and other products through its "Friends of..." brand, including the Ocean, the Forest and others. These products are widely distributed through specialty retailers including PetSmart and Natural Wonders, catalogs, zoos and museums.

         "As our first acquisition, the purchase of EPI is a significant milestone for our company," said Stephen P. Robeck and Donald A. Kurz, Co-CEOs of Equity Marketing. "It represents additional progress in our continuing effort to diversify our revenue base by broadening our customer and product mix. EPI was particularly attractive because their business complements, and will contribute to, both the promotional and toy divisions of our company. We hope to build on EPI's relationship with Shell and contribute to their marketing efforts. We also believe there are outstanding prospects for growth in both the motor sports arena, and in expanding EPI's well-established retail business niche to include licensed products with a broader mass market appeal."
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         Chris Reynolds, President of EPI, commented, "We see this transaction as a tremendous opportunity for EPI. Equity Marketing's considerable resources and infrastructure will dramatically enhance our ability to realize the potential of our business plans in both the retail and promotional areas of our operations."

         Equity Marketing, Inc. designs, develops, produces and markets a wide variety of custom toy, gift and other products based upon characters from popular entertainment properties.

         This news release contains forward-looking statements. Actual results could vary from those expected due to a variety of risks including, for example, the potential cancellation of contracts, the ability to renew licenses under favorable terms, the Company's dependence on a single customer, quarterly fluctuations in financial results, changes in international tariff rates and other risks detailed from time to time in the Company's SEC reports. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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